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                                                   Pursuant to Rule 434(b)(3)
                                                   Registration Number 333-92899


Prospectus Supplement
(To Prospectus Dated February 1, 2000)

                                2,800,000 Shares

                          PROFESSIONAL DETAILING, INC.

                                  Common Stock

         The purpose of this Prospectus Supplement is to provide supplemental information in connection with the offering of shares of our Common Stock described in our Prospectus dated January 26, 2000 and our Prospectus dated February 1, 2000. The information included in this Prospectus Supplement should be read together with the Prospectus dated February 1, 2000.

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         As a result of our interpretation of recent accounting guidance from the Securities and Exchange Commission, including Staff Accounting Bulletin No. 101, on February 1, 2000, we determined to make accounting presentation changes to certain of our revenues and program expenses for the three and nine months ended September 30, 1999. Specifically, approximately $1.4 million of our revenue and corresponding program expenses for the three months ended September 30, 1999 and $5.6 million of our revenue and corresponding program expenses for the nine months ended September 30, 1999 have been excluded from these items. These reclassifications reflect costs incurred by us for which we received direct reimbursement from our clients and represented approximately 3.2% and 4.3% of our revenue in these periods. Because the amounts excluded from revenue and program expenses were identical, gross profit, operating income, net income and net income per share did not change. These changes can be found in the summary consolidated financial data at page 6, the selected consolidated financial data at page 15, management's discussion and analysis of financial condition and results of operations at pages 18 20 through and the unaudited consolidated statements of operations for the three and nine months ended September 30, 1999 at page F-21 and notes 3 and 9 related thereto contained at pages F-23 and F-25.

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February 1, 2000